Exhibit 99.1

Cohen & Steers, Inc.
280 Park Avenue
New York, NY 10017-1216
Tel (212) 832-3232

Contact:
Francis C. Poli
Executive Vice President
General Counsel
Cohen & Steers, Inc.
Tel (212) 446-9112

Cohen & Steers, Inc. Appoints New Director to Board

New York, NY, March 17, 2014—Cohen & Steers, Inc. (NYSE:CNS) announced the appointment of Frank T. Connor to the company’s board of directors, effective March 14, 2014.

Mr. Connor is Executive Vice President and Chief Financial Officer of Textron Inc. Prior to joining Textron in August 2009, Mr. Connor was Managing Director and Head of Telecom Investment Banking at Goldman Sachs & Co. from 2003 to 2008. Prior to that, he served as Chief Operating Officer of Telecom, Technology and Media Investment Banking at Goldman Sachs from 1998 to 2003. Mr. Connor joined the corporate finance department at Goldman Sachs in 1986 and became a vice president in 1990 and a managing director in 1996. He also serves as a director of FM Global, a Rhode Island headquartered mutual insurance company. Mr. Connor has a BA degree in business from the University of Notre Dame and an MBA degree from the University of Chicago.

Robert Steers, Chief Executive Officer of Cohen & Steers, commented, “We are pleased to welcome Frank Connor to our board. With his extensive experience and knowledge, Frank will make a strong addition to the Cohen & Steers organization.”
About Cohen & Steers
Founded in 1986, Cohen & Steers is a leading global investment manager with a long history of innovation and a focus on real assets, including real estate, infrastructure and commodities. Headquartered in New York City, with offices in London, Hong Kong, Tokyo and Seattle, Cohen & Steers serves institutional and individual investors around the world.